Exhibit (d)(2)

EMCORE CORPORATION

INCENTIVE STOCK OPTION AWARD AGREEMENT

This Incentive Stock Option Award Agreement (this “Agreement”), dated «GrantDate», is made between EMCORE Corporation (the “Company”) and «FirstName» «LastName» (the “Optionee”).  All capitalized terms used herein that are not defined herein shall have the respective meanings given to such terms in the EMCORE Corporation 2000 Stock Option Plan (the “Plan”).

W I T N E S S E T H :

1.           Grant of Option.  Pursuant to the provisions of the Plan, the Company hereby grants to the Optionee, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the right and option to purchase from the Company all or any part of an aggregate of «optionsgranted» shares of the common stock of the Company, without par value (the “Stock”), at a per share purchase price equal to $«grantprice» (the “Option”), such Option to be exercisable as hereinafter provided.  The Option shall be treated as an “incentive stock option,” as defined in Section 422 of the Code.

2.           Terms and Conditions.  It is understood and agreed that the Option evidenced hereby is subject to the following terms and conditions:

(a)           Expiration Date.  The Option shall expire ten (10) years after the date indicated above.

(b)           Exercise of Option.  (i)  Subject to the other terms of this Agreement and the Plan, the Option may be exercised on or after the dates indicated below as to that percentage of the total shares of Stock subject to the Option as set forth below opposite each such date, plus any shares of Stock as to which the Option could have been exercised previously, but was not so exercised.

Date	Percentage
«vest1»	25%
«vest2»	25%
«vest3»	25%
«vest4»	25%
(ii)           Any exercise of all or any part of the Option shall be accompanied by Notice to the Company specifying the number of shares of Stock as to which the Option is being exercised.  Upon the valid exercise of all or any part of the Option, a certificate (or certificates) for the number of shares of Stock with respect to which the Option is exercised shall be issued in the name of the Optionee, subject to the other terms and conditions of this Agreement and the Plan.  Notation of any partial exercise shall be made by the Company on Schedule I attached hereto.

(c)           Consideration.  At the time of any exercise of the Option, the purchase price of the shares of Stock as to which the Option shall be exercised shall be paid to the Company in (i) in United States dollars by personal check, bank draft or money order; (ii) if permitted by applicable law and approved by the Committee, with Stock, duly endorsed for transfer to the Company, already owned by the Optionee (or by the Optionee and his spouse jointly) for at least six (6) months prior to the tender thereof and not used for another such exercise during such six (6) month period, having a total Fair Market Value on the date of such exercise of the Option, equal to such purchase price of such shares of Stock; (iii) if permitted by applicable law, in accordance with a cashless exercise or broker-assisted exercise procedure approved by the Committee permitting the Optionee to authorize a broker or dealer to sell shares of Stock (or a sufficient portion of such shares) that may be acquired upon exercise of the Option and pay to the Company in cash a portion of the sale proceeds equal to such purchase price of the shares of Stock for which the Option is so exercised and any taxes required to be paid as a result of such exercise; or (iv) a combination of the consideration provided for in the foregoing clauses (i) through (iii).

(d)           Exercise Upon Death, Disability or Termination of Employment.  The Option shall terminate upon the termination, for any reason, of the Optionee’s employment with the Company or a Subsidiary, and no shares of Stock may thereafter be purchased under the Option, except as follows:

(i)           In the event of the death of the Optionee while an employee of the Company or a Subsidiary, the Option, to the extent exercisable in accordance with Section 2(b) hereof or the Plan at the time of his death, may be exercised after the Optionee’s death by his designated beneficiary, his heir, the legal representative of the Optionee’s estate or the legatee of the Optionee under his last will until the earlier to occur of the second anniversary of the Optionee’s death and the stated expiration date of the Option.

(ii)           If the Optionee’s employment with the Company or a Subsidiary shall terminate by reason of permanent disability (as defined in the last sentence of this Section 2(d)(ii)), the Option, to the extent exercisable in accordance with Section 2(b) hereof or the Plan upon such termination of employment, may be exercised after such termination until the earlier to occur of the first anniversary of such termination and the stated expiration date of the Option.  For purposes of this Agreement, “permanent disability” shall mean “permanent and total disability” as set forth in Section 22(e)(3) of the Code and an inability to perform duties and services as an employee of the Company or a Subsidiary by reason of a medically determinable physical or mental impairment, supported by medical evidence, which can be expected to last for a continuous period of not less than eight months, as determined by the Committee in its good faith discretion.

(iii)           If the Company or a Subsidiary terminates the Optionee’s employment with the Company or such Subsidiary or the Optionee voluntarily terminates his employment with the Company or a Subsidiary, and, in either case, such termination is not “for cause” (as determined by the Committee in its good faith discretion), the Option, to the extent exercisable in accordance with Section 2(b) hereof or the Plan upon such termination of employment, may be exercised after such termination until the earlier to occur of the expiration of ninety (90) days following such termination and the stated expiration date of the Option.

(iv)           If the Optionee dies during the one (1) year or ninety (90) day period following termination of his employment specified in paragraphs (ii) or (iii) of this Section 2(d), the Option, to the extent the Option would have been exercisable pursuant to such applicable paragraph (ii) or (iii) as of the date of the Optionee’s death, may be exercised after the Optionee’s death by his designated beneficiary, his heir, the legal representative of his estate or the legatee of the Optionee under his last will until the earlier to occur of the second anniversary of the Optionee’s death and the stated expiration date of the Option.

(v)           If the Optionee’s employment is terminated by the Company or a Subsidiary “for cause” or the Optionee’s employment with the Company or a Subsidiary terminates under any circumstances not otherwise described in this Section 2(d), the Option shall automatically, without any further action required by the Company, terminate on the date of such termination of employment and shall cease to thereafter be exercisable with respect to any shares of Stock.

(e)           Nontransferability.  The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and is exercisable, during the lifetime of the Optionee, only by him; provided that the Option may be exercised after the Optionee’s death by the  beneficiary most recently named by the Optionee in a written designation thereof filed by the Optionee with the Company, in accordance with the Plan.

(f)           Withholding Taxes.  At the time of receipt of Stock upon the exercise of all or any part of the Option, the Optionee shall be required to pay to the Company in cash (or make other arrangements, in accordance with Section 9 of the Plan, for the satisfaction of) any taxes of any kind required by law to be withheld with respect to such Stock; provided, however, such tax withholding obligations may be met, in whole or in part, pursuant to procedures, if any, approved by the Committee in its discretion and in accordance with applicable law, by (i) the withholding by the Company of Stock otherwise deliverable to the Optionee pursuant to the Option with a Fair Market Value on the date of such exercise equal to such tax liability (provided, however, that the amount of any Stock so withheld shall not exceed the amount necessary to satisfy required Federal, state, local and foreign withholding obligations using the minimum statutory rate) and/or (ii) tendering to the Company Stock, duly endorsed for transfer to the Company, owned by the Optionee (or by the Optionee and his spouse jointly) and acquired more than six (6) months prior to such tender with a Fair Market Value on the date of such exercise equal to such tax liability.  In no event shall Stock be delivered to the Optionee until the Optionee has paid to the Company in cash, or made arrangements satisfactory to the Company regarding the payment of, the amount of any taxes of any kind required by law to be withheld with respect to the Stock subject to the Option, and the Company shall have the right to deduct any such taxes from any payment of any kind otherwise due to the Optionee.

(g)           No Rights as Stockholder.  The Optionee shall not become the beneficial owner of the shares of Stock subject to the Option, nor have any rights to dividends or other rights as a shareholder with respect to any such shares, until the Optionee has exercised the Option in accordance with the provisions hereof and of the Plan.

(h)           No Right to Continued Employment.  The Option shall not confer upon the Optionee any right to be retained in the service of the Company or a Subsidiary, nor restrict in any way the right of the Company or any Subsidiary, which right is hereby expressly reserved, to terminate his employment at any time with or without cause.

(i)           Inconsistency with Plan.  Notwithstanding any provision herein to the contrary, the Option provides the Optionee with no greater rights or claims than are specifically provided for under the Plan.  If and to the extent that any provision contained in this Agreement is inconsistent with the Plan, the Plan shall govern.

(j)           Compliance with Laws and Regulations.  The Option and the obligation of the Company to sell and deliver shares of Stock hereunder shall be subject in all respects to (i) all applicable Federal and state laws, rules and regulations and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Board shall, in its sole discretion, determine to be necessary or applicable.  Moreover, the Option may not be exercised if its exercise, or the receipt of shares of Stock pursuant thereto, would be contrary to applicable law.

3.           Investment Representation.  If at the time of exercise of all or part of the Option the Stock is not registered under the Securities Act and/or there is no current prospectus in effect under the Securities Act with respect to the Stock, the Optionee shall execute, prior to the issuance of any shares of Stock to the Optionee by the Company, an agreement (in such form as the Committee may specify) in which the Optionee, among other things, represents, warrants and agrees that the Optionee is purchasing or acquiring the shares acquired under this Agreement for the Optionee’s own account, for investment only and not with a view to the resale or distribution thereof, that the Optionee has knowledge and experience in financial and business matters, that the Optionee is capable of evaluating the merits and risks of owning any shares of Stock purchased or acquired under this Agreement, that the Optionee is a person who is able to bear the economic risk of such ownership and that any subsequent offer for sale or distribution of any of such shares shall be made only pursuant to (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the shares being offered or sold, or (ii) a specific exemption from the registration requirements of the Securities Act, it being understood that to the extent any such exemption is claimed, the Optionee shall, prior to any offer for sale or sale of such shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Committee, from counsel for or approved by the Committee, as to the applicability of such exemption thereto.

4.           Optionee Bound by Plan.  The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and provisions thereof, including the terms and provisions adopted after the granting of the Option but prior to the complete exercise hereof, subject to the last paragraph of Section 14 of the Plan as in effect on the date hereof.

5.           Notices.  Any notice hereunder shall be in accordance with the Plan, and, if to the Company, shall be in accordance with the Plan, and, if to the Optionee, shall be addressed to him at the address set forth below his signature hereon, subject to the right of either party to designate at any time hereafter in writing some other address.

6.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey applicable to contracts executed and to be performed entirely within such state, without regard to the conflict of law provisions thereof.

7.           Modification.  Except as otherwise permitted by the Plan, this Agreement may not be modified or amended, nor may any provision hereof be waived, in any way except in writing signed by the party against whom enforcement thereof is sought.

8.           Counterparts.  This Agreement has been executed in two counterparts, each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, EMCORE Corporation has caused this Agreement to be executed by a duly authorized officer and the Optionee has executed this Agreement, both as of the day and year first above written.

EMCORE Corporation

Date: ______________                                                      By__________________________

Name:

Title:

Date: ______________                                                      _____________________________

«FirstName» «LastName»

Address:                      ______________________

______________________

______________________

Schedule I

NOTATIONS AS TO PARTIAL EXERCISE

Date of Exercise	Number of Share of Stock Purchased	Balance of Shares of Stock on Option	Authorized Signature	Notation Date